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                                                                  EXHIBIT (24a)









                          Independent Auditors' Consent



The Board of Directors
New Brunswick Scientific Co., Inc.

We consent to incorporation by reference in the registration statements (No. 33-70452 and No. 333-06029) on Form S-8 of New Brunswick Scientific Co., Inc. of our report dated February 10, 1997, relating to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of New Brunswick Scientific Co., Inc..




KPMG Peat Marwick LLP

Short Hills, New Jersey
March 18, 1997